EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Third Quarter 2023 Conference Call
November 8, 2023
10 a.m. CT

Introductory Comments – Jordan Jennings
Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the third quarter of 2023 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 7, 2023, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter ended September 30, 2023 with the third quarter ended September 30, 2022.
I will now turn the call over to Rob Hays. Please go ahead, sir.
Introduction – Rob Hays
Good morning, and welcome to our call.
After my introductory comments, Deric will review our third quarter financial results and then Chris will provide an operational update on our portfolio.
The main themes for our call today are:
First, we are very pleased with the strong operating performance and RevPAR growth we achieved in the third quarter. We are clearly seeing the benefit of a broadly diversified, high quality portfolio that is balanced across leisure, corporate, and group demand sources.

Second, our liquidity and cash position continue to be strong. We ended the quarter with approximately $271 million of net working capital and our non-traded preferred stock offering continues to ramp up nicely.
Third, we are now focused on paying off our corporate financing and have listed several assets for sale. We believe proceeds from these potential asset sales along with the capital raised from our non-traded preferred stock offering may be sufficient to completely pay off our corporate financing during 2024.
Now for some additional details on these three themes.
RevPAR for all hotels in our portfolio increased 4.0% in the third quarter compared to the prior year quarter. This RevPAR growth was led by average daily rates, which increased 2.2% over the prior year quarter, and we also saw strong growth in occupancy, which increased 1.7% over the prior year quarter. In addition to our solid hotel performance, the vast majority of our hotels are now out of their respective cash traps. This is an important step for our Company as it allows us flexibility to use our cash to optimize our capital structure, pay down debt, or invest in growth opportunities.
Looking ahead, we believe our geographically diverse portfolio, consisting of high-quality assets with best-in-class brands and management companies is well positioned. We also believe that our relationship with our affiliated property manager, Remington, really sets us apart as they have been able to consistently manage costs and optimize revenues aggressively.
Regarding asset management, I'll provide some highlights that Chris will cover in more detail shortly. We continue to engage in beneficial strategies that we believe will create long-term value. During the quarter, we announced that our Crowne Plaza La Concha Hotel in Key West, Florida is on track to convert to a Marriott Autograph Collection® property in 2024. It will be rebranded as La Concha Key West, an Autograph Collection hotel, and we anticipate the conversion will create a distinctive theme and style for the hotel. With its A-plus, prime location on Duval Street in the heart of Key West, the upbranding of this historic landmark hotel should elevate the property into a desirable niche, in a very attractive high barrier to entry, high-RevPAR market.
We also recently announced a new franchise agreement with Marriott International to convert our Le Pavillon Hotel in New Orleans, Louisiana to a Tribute Portfolio property. We have had great success with the Tribute Portfolio with our La Posada Resort & Spa in Santa Fe, New Mexico and are looking to capture similar upside at Le Pavillon. This upbranding includes transforming the lobby bar and extensive exterior work, as well as upgrading the restaurant, guestrooms, guest bathrooms and corridors. The hotel has a prime location and close proximity to major demand generators in downtown New Orleans and, post-conversion, we believe the new Tribute Portfolio property should realize a 10% to 20% RevPAR premium compared to pre-conversion. The planned conversions of Le Pavillon and La Concha, are both excellent examples of how we go about unlocking embedded value in our portfolio.
Turning to capital markets, during the quarter we made significant progress on our loan extensions and made the strategic decision to not make the required paydowns on our KEYS A, B and F loan pools in order to meet the extension debt yield tests. This was a prudent economic decision that reflected a comprehensive capital management process by the Company, which explored and assessed multiple options for these assets including refinancing, extensions, and potential asset sales. We have been committed to deleveraging the Company over time and this is a significant step towards our long-term goal of creating a more sustainable capital structure.
Additionally, capital recycling remains an important component of our strategy, and we continue to pursue opportunities to sell assets. During the quarter, we sold a small asset in Orlando for nearly $15 million and have six other assets that are currently being marketed for sale. We have also identified several additional assets that we may bring to market for sale if market conditions warrant. We expect any net proceeds from these sales will primarily be used to pay down debt.
We also continue to be excited about our non-traded preferred stock offering and believe this offering will not only provide an attractive source of capital, but also allow us to accretively grow our portfolio over time, subject to future market conditions. We believe access to this growth capital is a significant competitive advantage, particularly given the fact that lodging REITs are currently trading at material discounts to their net asset values. Our preference would be to use that capital for future growth, though we may also use some of the capital to pay down debt or other corporate uses as needed. We continue to build the selling syndicate and currently have 40 signed dealer agreements representing over 5,402 reps selling this security. We are still early in the capital raising process and to date, we have raised approximately $76.8 million of gross proceeds, including $28.3 million during the third quarter.
We believe we have the right plan in place to move forward and maximize value at Ashford Trust. This plan includes continuing to grow liquidity across the company, raising attractively priced capital when possible, optimizing the operating performance of our assets, improving the balance sheet over time through asset sales and deleveraging, and looking for opportunities to invest and grow our portfolio.
We ended the third quarter with a substantial amount of cash on our balance sheet and with the launch of our non-traded preferred stock offering, we are excited about the opportunities we see in front of us.
I will now turn the call over to Deric to review our third quarter financial performance.
Financial Review – Deric Eubanks
Thanks, Rob.
For the third quarter, we reported a net loss attributable to common stockholders of $(68.6) million, or $(1.99) per diluted share.
For the quarter, we reported AFFO per diluted share of $0.08.
Adjusted EBITDAre for the quarter was $82.5 million.
At the end of the third quarter, we had $3.6 billion of loans with a blended average interest rate of 7.9%, taking into account in-the-money interest rate caps. Considering the current level of SOFR and the corresponding interest rate caps, 94% of our debt is now effectively fixed as almost all of our interest rate caps are now in-the-money.
During the quarter we extended our KEYS Pool D loan – secured by five hotels with a paydown of approximately $26 million, and our KEYS Pool E loan – secured by five hotels with a paydown of approximately $41 million. As Rob discussed, we also elected not to make the required paydowns to extend our KEYS Pool A, B, and F loans – which in total are secured by 19 hotels. The required paydowns needed to extend these loans totaled approximately $255 million. By not extending these loan pools, we not only saved the $255 million in required paydowns but also approximately $80 million in capital expenditures at these hotels through 2025. Many of the properties in the non-extended KEYS Pools are in markets that have experienced significant headwinds throughout their post-pandemic recoveries, and a number of these markets are not forecasted to reach pre-pandemic topline levels until 2025 or 2026. Further, the non-extended KEYS hotels only generated approximately 10% of our Hotel EBITDA and our portfolio RevPAR will increase approximately 3% by removing these lower RevPAR hotels from the portfolio. We continue to work with the servicer on a consensual transfer of these assets to the lender and expect that to be completed sometime in the fourth quarter.
With the KEYS loan pool extensions behind us, our next significant extension test was our Morgan Stanley loan pool secured by 17 hotels which we recently extended for one year with no paydown.
We ended the quarter with cash and cash equivalents of $185 million and restricted cash of $158 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts, and $2 million related to trapped cash held by lenders. At the end of the quarter, we also had $24 million due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We ended the quarter with net working capital of approximately $271 million.
As of September 30, 2023, our consolidated portfolio consisted of 100 hotels with 22,316 rooms.
Our share count currently stands at approximately 36.6 million fully diluted shares outstanding, which is comprised of 34.5 million shares of common stock and 2.1 million OP units. In the third quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January 2021.
While we are currently paying our preferred dividends quarterly or monthly, we do not anticipate reinstating a common dividend for some time.
Our liquidity position is solid, and we are pleased with the progress that we’ve made on our loan extensions and the pace of our non-traded preferred capital raising. While it continues to be a challenging market for hotel debt financing with the increase in both credit spreads and base rates, our portfolio is performing well. From a capital structure and balance sheet perspective, we will continue to focus on raising capital through our non-traded preferred stock, potential asset sales, and paying down our corporate financing.
This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
For the quarter, Comparable Hotel RevPAR for our portfolio increased approximately 4% over the prior year quarter. This RevPAR growth compared favorably to the national industry averages for both the upscale and upper upscale chain scales. Despite challenges due to rising wages and costs, we were also able to grow Comparable Hotel EBITDA for the quarter.

I would like to spend some time highlighting some of the initiatives from our team, including optimizing performance through increased group demand, propelling growth at urban properties, and maximizing ancillary production throughout the portfolio.
We continue to experience a resurgence in the group segment. Portfolio group revenue pace for full year 2023 is ahead of the prior year by 19%. Group revenue is also pacing ahead for 2024, exceeding the prior year revenue on the books by 9%. During the quarter we saw a 5% lift in group ADR compared to the prior year quarter, and we are pacing ahead 8% in ADR for the full year compared to last year.
In addition, our two largest hotels, Marriott Crystal Gateway and Renaissance Nashville, finished the quarter with a combined $11.1 million in group revenue, a 9% increase to the prior year quarter. In fact, through the third quarter, Renaissance Nashville generated more group room revenue year-to-date than any other year in the hotel’s history. An added benefit is the additional ancillary banquet revenue that comes with group business. Banquet revenue is up 25% in Nashville through the first three quarters this year compared to last year.
Our urban assets are performing well as travel demand returns. This is evidenced by a 43% increase in peak nights during the quarter over the prior year quarter. We define peak nights as any individual night with occupancy greater than 95%. For the quarter, transient ADR at our urban hotels increased 5%. This increased demand and peak night performance allowed us to drive rate for transient business in major hubs such as Atlanta and Nashville, where transient ADR for these urban hotels grew 33% and 16%, respectively, during the quarter relative to the prior year quarter. Our revenue optimization team has also partnered with the brands on corporate pricing strategy to ensure that we are aligned on our target: 25 by '25. This strategy is an effort to drive corporate rates to a 25% increase over 2019 by 2025.
As a portfolio, our Other Revenue department, which includes minor departments as well as ancillary revenue streams, grew by 9% during the quarter over the prior year quarter. Parking has been a major contributor to this success. We negotiated nearly every outsourced parking valet contract within the portfolio, which resulted in a 680 basis point increase in our revenue share. We also rolled out new parking charges at 12 properties. Additionally, we completed price benchmarking and capture audits across all other ancillary revenue streams to ensure we were top of market.
One of our best performing properties this quarter was the Hilton Boston Back Bay, a 390-key full-service asset in downtown Boston. For the quarter, Comparable Hotel RevPAR increased 20% over the prior year quarter. For comparison, the entire Boston market’s Comparable Hotel RevPAR growth for the quarter was 8% relative to the prior year quarter. Additionally, Comparable Hotel EBITDA during the quarter increased 22% over the prior year quarter. We partnered with Remington to create new housekeeping processes, which identify schedule risks and other inefficiencies. These changes resulted in labor hours per occupied rooms for the quarter improving by 9% compared to the prior year quarter. This initiative helped propel the Comparable Hotel EBITDA margin to 43.6%, 133 basis point higher than the prior year quarter.
Moving on to capital expenditures, we have noted in previous calls how we have taken a strategic approach to renovating and repositioning our hotels. So far in 2023, we have completed the renovation of the lobby and bar at The Ritz-Carlton, Atlanta, the meeting space at Embassy Suites Crystal City, and relocated the concierge lounge at Renaissance Nashville. We have started the transformative conversion of the Crowne Plaza Key West to an Autograph Collection hotel, which will enable the property to grow in a high-barrier-to-entry market. In addition, we are converting the Le Pavillon in New Orleans to a Tribute Portfolio hotel, which will allow the hotel to benefit from Marriott’s booking system. Lastly, we are currently renovating the old concierge lounge located on a premium guestroom floor at Renaissance Nashville into a spacious suite overlooking downtown Nashville.
For 2023, we anticipate spending between $110 - $120 million on capital expenditures. Looking forward, we are considering several new initiatives across our portfolio, including additional brand conversions at various hotels, accretive key additions, and executing high-margin ROI projects.
I would like to finish by emphasizing how optimistic we are about the future of this portfolio. As mentioned earlier, group business has continued to show growth, we are seeing more and more markets rebound, and our team’s concentrated efforts have helped maximize additional revenue streams. The portfolio is well diversified geographically, allowing us to continue to capitalize on the industry’s continued recovery.
That concludes our prepared remarks. We will now open up the call for Q&A.
Rob Hays
Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.